Exhibit 99.1

AgeX Therapeutics Reports First Quarter 2022 Financial Results

ALAMEDA, Calif.—(BUSINESS WIRE)—May 13, 2022—AgeX Therapeutics, Inc. (“AgeX”; NYSE American: AGE), a biotechnology company developing therapeutics for human aging and regeneration, reported its financial and operating results for the quarter ended March 31, 2022.

Liquidity and Capital Resources

2020 Loan Agreement

On January 31, 2022, AgeX borrowed an additional and final $0.5 million of its available credit under a Secured Convertible Facility Agreement, dated March 30, 2020 and as amended July 21, 2020 and November 12, 2020, with Juvenescence Limited (“Juvenescence”). AgeX has now drawn the full amount of the credit available under the 2020 Loan Agreement. The outstanding principal balance of the loans under the 2020 Loan Agreement will become due and payable on March 30, 2023.

2022 Secured Convertible Promissory Note and Security Agreement

On February 14, 2022, AgeX and Juvenescence entered into a Secured Convertible Promissory Note (the “Secured Note”) pursuant to which Juvenescence has agreed to provide to AgeX a $13,160,000 line of credit for a period of 12 months. AgeX drew an initial $8,160,000 of the line of credit and used $7,160,000 to pay the outstanding principal and other amounts due as loan origination fees under its 2019 Loan Facility Agreement, as amended, with Juvenescence. The remaining $5 million of the line of credit may be drawn down from time to time through the first anniversary date subject to Juvenescence’s discretion to approve each loan draw. AgeX may not draw more than $1 million in any subsequent single draw. The outstanding principal balance of the Secured Note will become due and payable on February 14, 2024.

Going Concern Considerations

As required under Accounting Standards Update 2014-15, Presentation of Financial Statements-Going Concern (ASC 205-40), AgeX evaluates whether conditions and/or events raise substantial doubt about its ability to meet its future financial obligations as they become due within one year after the date its financial statements are issued. Based on AgeX’s most recent projected cash flows, AgeX believes that its cash and cash equivalents and available sources of debt and equity capital would not be sufficient to satisfy AgeX’s anticipated operating and other funding requirements for the twelve months following the filing of AgeX’s Quarterly Report on Form 10-Q for the three months ended March 31, 2022. These factors raise substantial doubt regarding the ability of AgeX to continue as a going concern.

Balance Sheet Information

Cash, and cash equivalents, and restricted cash totaled $0.5 million as of March 31, 2022. Since April 1, 2022, AgeX has received an additional $1 million of cash through a loan from Juvenescence.

First Quarter 2022 Operating Results

Revenues: Total Revenues for the first quarter of 2022 were $5,000 as compared with $56,000 in the same period in 2021.

Operating expenses: Operating expenses for the three months ended March 31, 2022 were $2 million, as compared with $2.3 million for the same period in 2021.

Research and development expenses increased by approximately $0.1 million to $0.4 million during the three months ended March 31, 2022 from $0.3 million during the same period in 2021. The net increase was primarily attributable to $0.1 million in scientific consulting, outside research and service expenses under a sponsored research agreement with a university.

General and administrative expenses for the three months ended March 31, 2022 decreased by $0.3 million to $1.7 million as compared to $2.0 million during the same period in 2021. The net decrease is primarily attributable to decreases of $0.3 million in professional fees for legal services and $0.2 million for consulting expenses. These decreases were offset to some extent by a $0.1 million increase in noncash stock-based compensation expense to consultants and directors and $0.1 million in insurance expense and certain non-recurring general office expenses incurred in 2022.

Other income (expense), net: Other expense, net in 2022 consists primarily of $544,000 amortization of deferred debt cost to interest expense, $20,000 other debt related expenses included in interest expense and $87,000 unrealized loss on change in fair value of warrants issued to Juvenescence in connection with borrowings under the Secured Note. Other income, net in 2021 consists primarily of $437,000 from forgiveness of a Paycheck Protection Program loan including accrued interest on February 19, 2021, offset by approximately $267,000 of amortization of deferred debt cost to interest expense.

About AgeX Therapeutics

AgeX Therapeutics, Inc. (NYSE American: AGE) is focused on developing and commercializing innovative therapeutics to treat human diseases to increase healthspan and combat the effects of aging. AgeX’s PureStem® and UniverCyte™ manufacturing and immunotolerance technologies are designed to work together to generate highly defined, universal, allogeneic, off-the-shelf pluripotent stem cell-derived young cells of any type for application in a variety of diseases with a high unmet medical need. AgeX has two preclinical cell therapy programs: AGEX-VASC1 (vascular progenitor cells) for tissue ischemia and AGEX-BAT1 (brown fat cells) for Type II diabetes. AgeX’s revolutionary longevity platform induced Tissue Regeneration (iTR™) aims to unlock cellular immortality and regenerative capacity to reverse age-related changes within tissues. HyStem® is AgeX’s delivery technology to stably engraft PureStem or other cell therapies in the body. AgeX is seeking opportunities to establish licensing and collaboration arrangements around its broad IP estate and proprietary technology platforms and therapy product candidates.

For more information, please visit www.agexinc.com or connect with the company on Twitter, LinkedIn, Facebook, and YouTube.

Forward-Looking Statements

Certain statements contained in this release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not historical fact including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates” should also be considered forward-looking statements. Forward-looking statements involve risks and uncertainties. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the business of AgeX Therapeutics, Inc. and its subsidiaries, particularly those mentioned in the cautionary statements found in more detail in the “Risk Factors” section of AgeX’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q filed with the Securities and Exchange Commissions (copies of which may be obtained at www.sec.gov). Subsequent events and developments may cause these forward-looking statements to change. AgeX specifically disclaims any obligation or intention to update or revise these forward-looking statements as a result of changed events or circumstances that occur after the date of this release, except as required by applicable law.

Contact for AgeX:

Andrea Park

apark@agexinc.com

(510) 671-8620

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except par value amounts)

	March 31, 2022	December 31, 2021
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$448	$584
Accounts and grants receivable, net	-	25
Prepaid expenses and other current assets	1,381	1,625
Total current assets	1,829	2,234

Deposits	50	50
Intangible assets, net	837	870
TOTAL ASSETS	$2,716	$3,154

LIABILITIES AND STOCKHOLDERS’ DEFICIT
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$1,097	$771
Loan due to Juvenescence, net of debt issuance cost, current portion	6,657	7,140
Related party payables, net	69	70
Warrant liability	1,615	-
Insurance premium liability and other current liabilities	661	986
Total current liabilities	10,099	8,967

Loan due to Juvenescence, net of debt issuance cost, net of current portion	4,208	6,062
TOTAL LIABILITIES	14,307	15,029

Commitments and contingencies

STOCKHOLDERS’ DEFICIT
Preferred stock, $0.0001 par value, authorized 5,000 shares; none issued and outstanding as of March 31, 2022 and December 31, 2021	-	-
Common stock, $0.0001 par value, 100,000 shares authorized; and 37,943 and 37,941 shares issued and outstanding as of March 31, 2022 and December 31, 2021, respectively	4	4
Additional paid-in capital	96,903	93,912
Accumulated deficit	(108,454)	(105,748)
AgeX Therapeutics, Inc. stockholders’ deficit	(11,547)	(11,832)
Noncontrolling interest	(44)	(43)
Total stockholders’ deficit	(11,591)	(11,875)
TOTAL LIABILITIES AND STOCKHOLDERS’ DEFICIT	$2,716	$3,154

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,
	2022	2021
	(unaudited)
REVENUES:
Grant revenues	$-	$46
Other revenues	5	10
Total revenues	5	56

Cost of sales	(1)	(3)

Gross profit	4	53

OPERATING EXPENSES:
Research and development	396	324
General and administrative	1,660	2,022
Total operating expenses	2,056	2,346

Gain on deconsolidation of LifeMap Sciences	-	106

Loss from operations	(2,052)	(2,187)

OTHER INCOME (EXPENSE), NET:
Interest expense, net	(571)	(243)
Other income (expense), net	(84)	437
Total other income (expense), net	(655)	194

NET LOSS FROM CONTINUING OPERATIONS	(2,707)	(1,993)

NET LOSS FROM DISCONTINUED OPERATIONS	-	(103)

NET LOSS	(2,707)	(2,096)
Net loss attributable to noncontrolling interest from continuing operations	1	1
Net loss attributable to noncontrolling interest from discontinued operations	-	7

NET LOSS ATTRIBUTABLE TO AGEX	$(2,706)	$(2,088)

NET LOSS PER COMMON SHARE:
BASIC AND DILUTED
Continuing operations	$(0.07)	$(0.05)
Discontinued operations	-	(0.01)
	$(0.07)	$(0.06)
WEIGHTED AVERAGE NUMBER OF COMMON SHARES OUTSTANDING:
BASIC AND DILUTED	37,942	37,729

AMOUNTS ATTRIBUTABLE TO AGEX:
Loss from continuing operations	$(2,706)	$(1,992)
Loss from discontinued operations	-	(96)
NET LOSS ATTRIBUTABLE TO AGEX	$(2,706)	$(2,088)

AGEX THERAPEUTICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Three Months Ended March 31,
	2022	2021
	(unaudited)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss attributable to AgeX	$(2,706)	$(1,992)
Net loss attributable to noncontrolling interest	(1)	(1)
Adjustments to reconcile net loss attributable to AgeX to net cash used in operating activities:
Gain on deconsolidation of LifeMap Sciences	-	(106)
Gain on extinguishment of debt (Paycheck Protection Program Loan)	-	(437)
Unrealized loss on change in fair value of warrants	87	-
Amortization of intangible assets	33	33
Amortization of debt issuance cost	544	267
Stock-based compensation	239	178
Changes in operating assets and liabilities:
Accounts and grants receivable, net	25	105
Prepaid expenses and other current assets	243	117
Accounts payable and accrued liabilities	207	(346)
Related party payables	19	-
Insurance premium liability	(325)	(304)
Other current liabilities	(1)	(54)
Net cash used in operating activities from continuing operations	(1,636)	(2,540)
Net cash used in operating activities from discontinued operations	-	(90)
Net cash used in operating activities	(1,636)	(2,630)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from the sale of LifeMap Sciences	-	466
Partial collection on loan due from LifeMap Sciences	-	250
Net cash provided by investing activities from continuing operations	-	716
Deconsolidation of cash and cash equivalents from discontinued operations	-	(50)
Net cash provided by investing activities	-	666

CASH FLOWS FROM FINANCING ACTIVITIES:
Draw down on loan facilities from Juvenescence	1,500	2,000
Proceeds from the issuance of common stock	-	496
Net cash provided by financing activities from continuing operations	1,500	2,496
Partial payment on loan due to AgeX from discontinued operations	-	(250)
Net cash provided by financing activities	1,500	2,246

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(136)	282

CASH, CASH EQUIVALENTS AND RESTRICTED CASH:
At beginning of the period	634	577
At end of the period	$498	$859